Exhibit 10.2
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SECOND AMENDMENT TO DEED OF OFFICE LEASE
THIS SECOND AMENDMENT TO DEED OF OFFICE LEASE (this “Amendment”) is made as of August 12, 2024 (the “Effective Date”), by and between KBSIII 3003 WASHINGTON, LLC, a Delaware limited liability company (“Landlord”) and KBS REALTY ADVISORS, LLC, a Delaware limited liability company (“Tenant”).
RECITALS
A.Landlord and Tenant are parties to that certain Deed of Office Lease dated as of May 29, 2015 (the “Office Lease”), as amended by that certain First Amendment to Deed of Lease dated as of March 14, 2019 (the “First Amendment”, together with the Office Lease, the "Original Lease"), pursuant to which Tenant leases from Landlord approximately 5,046 rentable square feet of space (the “Premises”) located on the ninth (9th) floor of the building having a street address of 3003 Washington Boulevard, Arlington, Virginia 22201 (the "Building"), as more particularly described in the Original Lease.
B.The Term of the Original Lease (the “Original Term”) expires on August 31, 2024.
C.Tenant has requested an additional allowance to be used against the Construction Costs (as defined in Section 7.b of the First Amendment).
D.Landlord is willing to provide to Tenant the Additional Improvement Allowance (as defined herein) subject to and in accordance with the terms and conditions set forth in this Amendment
NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Incorporation of Recitals; Definitions. The foregoing recitals are hereby incorporated in this Amendment and made a part hereof by this reference. All capitalized terms used in this Amendment shall have the meanings ascribed thereto in the Original Lease, unless otherwise defined herein. As used herein and in the Original Lease, the term "Lease" means the Original Lease, as amended by this Amendment.
2.Extension of Term. The Original Term is hereby extended for a period (the “Extension Period”) of sixty-three (63) full calendar months, commencing on September 1, 2024 (the “Extension Period Commencement Date”) and expiring on November 30, 2029, unless otherwise earlier terminated in accordance with the terms and conditions of the Lease. As used herein and in the Original Lease, the term "Term" shall mean the Original Term as extended by the Extension Period, and the term “Lease Expiration Date” shall mean November 30, 2029. Tenant shall lease the Premises for the Extension Period on all the terms and conditions of the Original Lease, subject to the terms of this Amendment. Landlord and Tenant acknowledge and agree Tenant has no options to renew or extend the Term of the Lease beyond the expiration of the Extension Period.
3.Extension Period Annual Base Rent.
A.Commencing on the Extension Period Commencement Date, and thereafter during the Extension Period, Tenant shall pay as Annual Base Rent the amounts set forth immediately below, which amounts shall be payable in the Monthly Base Rent installments as set forth immediately below:

Extension Period	Annual Base Rent Per Square Foot	Annual Base Rent*	Monthly Base Rent
September 1, 2024 – August 31, 2025	$56.00	$282,576.00	$23,548.00
September 1, 2025 – August 31,	$57.40	$289,640.40	$24,136.70

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2026
September 1, 2026 – August 31, 2027	$58.84	$296,906.64	$24,742.22
September 1, 2027 – August 31, 2028	$60.31	$304,324.32	$25,360.36
September 1, 2028 – August 31, 2029	$61.82	$311,943.72	$25,995.31
September 1, 2029 – November 30, 2029	$63.37	$319,765.08**	$26,647.09
*Calculated on an annual basis. ** Partial year through November 30, 2029; calculated on an annualized basis.
All installments of Annual Base Rent shall (i) be payable in advance, on the first day of each calendar month during the Lease Term following the Extension Period Commencement Date, and (ii) shall be paid in accordance with the terms and conditions of the Original Lease.
B.Notwithstanding the terms of Section 3.A above to the contrary, provided no Event of Default shall have occurred, Landlord hereby agrees to abate one hundred percent (100%) of each installment of Monthly Base Rent payable by Tenant (the "Second Amendment Abatement") for the period comprising the first six (6) full calendar months of the Extension Period (the “Second Amendment Abatement Period”). On the day immediately following the expiration of the Second Amendment Abatement Period, and thereafter throughout the Extension Period, Tenant shall pay Landlord full Monthly Base Rent in the amounts set forth in this Amendment.
4.Tenant's Pro Rata Share. During the Extension Period, Tenant shall continue to pay to Landlord Tenant's Pro Rata Share (Operating Expenses) and Tenant's Pro Rata Share (Real Estate Taxes) in accordance with the terms of the Lease; provided, however that for purposes of calculating Tenant's Pro Rata Share (Operating Expenses) and Tenant's Pro Rata Share (Real Estate Taxes) first accruing following the Extension Period Commencement Date, "Base Year" shall mean "calendar year 2024."
5."As-is" Condition. Except as set forth in Section 6 below, Tenant agrees to accept and lease the Premises for the Extension Period in its "as is" condition and Landlord shall have no obligation to perform any alterations or improvements to the Premises, or to provide any allowance for same. Tenant acknowledges that Landlord has not made any representation or warranty with respect to the condition of the Premises or the Building, or with respect to the suitability or fitness of either for the conduct of Tenant's business therein or for any other purpose.
6.Additional Improvement Allowance. Landlord hereby agrees to provide to Tenant an additional improvement allowance (the "Additional Improvement Allowance") in the amount of Twenty-Five Thousand Two Hundred Thirty and Zero/100 Dollars ($25,230.00) solely to be applied to Construction Costs. The Additional Improvement Allowance shall be disbursed in accordance with the terms and conditions of the Original Lease regarding the disbursement of the Improvement Allowance, including without limitation Section 7.b of the First Amendment.
7.Termination by Tenant.
A.Tenant’s Termination Option. Tenant shall have the one time right (the “Termination Option”) to terminate the Lease effective as of February 29, 2028 (the “Termination Date”). Tenant shall only be entitled to exercise the Termination Option by (i) delivering written notice thereof (the “Termination Notice”) to Landlord no later than February 28, 2027, and (ii) paying to Landlord the Termination Payment (hereinafter defined) in immediately available funds. The “Termination Payment” shall equal $79,672.32. The Termination Payment shall be paid by Tenant to Landlord in two equal installments: the first installment equal to fifty percent (50%) of the Termination Payment shall be due and payable by Tenant to Landlord simultaneously with the delivery of the Termination Notice, and the second installment equal to fifty (50%) of the Termination Payment shall be due and payable by Tenant to Landlord on or prior to the Termination Date. The Termination Payment shall be in addition to, and not in lieu of, the payments of Base Rent, Additional Rent, and other charges due

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and payable under the Lease through the Termination Date. In the event Tenant fails to provide the Termination Notice and Termination Payment and otherwise comply with the terms to exercise the Termination Option as required above, then all rights of Tenant under this Section 7 shall immediately lapse and be of no further force or effect. If the Termination Option is exercised in accordance herewith, then the Lease shall terminate on the Termination Date as if such date were the Lease Expiration Date originally set forth in this Lease and, accordingly, the Lease Expiration Date shall be amended to be the Termination Date. Time is of the essence with respect to Tenant’s obligations hereunder. If requested by Landlord, Tenant shall enter into a termination agreement, in a form reasonably prepared by Landlord, confirming the termination of the Lease in accordance with the terms of this Section 7. The Termination Option shall be personal to the Tenant originally named in this Amendment and cannot be exercised by any assignee, subtenant or any other person or entity.
B.Tenant’s Termination Right on Sale of the Building. Notwithstanding anything in the Lease to the contrary, in the event of any sale of the Building or transfer of the interests in Landlord to an unrelated third party (either, a “Landlord Sale”), Landlord shall immediately provide notice of same to Tenant (the “Sale Notice”). Tenant shall have the right to terminate the Lease (the “Early Termination Right”) without penalty or payment of any termination fee by delivering notice (the “Early Termination Notice”) of such election to terminate the Lease to Landlord within ninety (90) days following receipt of the Sale Notice, which termination will be effective at Tenant’s option as of (i) the ninetieth (90th) day after Landlord’s receipt of the Early Termination Notice, or (ii) the date of closing of the Landlord Sale, whichever is later. If the Early Termination Right is exercised in accordance herewith, then the Lease shall terminate on the termination date set forth in the Early Termination Notice (the “Early Termination Date”) as if such date were the Lease Expiration Date originally set forth in this Lease and, accordingly, the Lease Expiration Date shall be amended to be the Early Termination Date. If requested by Landlord, Tenant shall enter into a termination agreement, in a form reasonably prepared by Landlord, confirming the termination of the Lease in accordance with the terms of this Section 7. The Early Termination Right shall be personal to the Tenant originally named in this Amendment and cannot be exercised by any assignee, subtenant or any other person or entity.
8.Landlord’s Relocation Right. Landlord shall have the option during the Extension Period to relocate Tenant to alternative space in the Building (the "Relocation Premises"), which Relocation Premises shall be of comparable quality and comparable size or larger to the Premises, in accordance with this Section 8. Landlord shall give Tenant not less than ninety (90) days’ prior written notice of such relocation, which notice shall include the date on which Tenant shall be required to relocate or move and a description of the Relocation Premises to which Tenant will be relocated. In the event of such relocation, the Relocation Premises shall for all purposes be deemed the Premises hereunder and this Lease shall continue in full force and effect without any change in the other terms or conditions hereof.
9.Broker. Landlord and Tenant recognize Newmark as Landlord’s broker (the "Landlord’s Broker"), as the sole broker with respect to this Amendment and Landlord agrees to be responsible for the payment of any leasing commissions owed to Landlord’s Broker in accordance with the terms of a separate commission agreement entered into between Landlord and Landlord’s Broker.
10.Successors; Governing Law. This Amendment shall be (a) binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, and (b) governed by and construed in accordance with the laws of the Commonwealth of Virginia.
11.Ratification; Entire Agreement. Except as expressly amended by this Amendment, all terms, conditions and provisions of the Original Lease are hereby ratified and confirmed and shall continue in full force and effect. This Amendment contains and embodies the entire agreement of the parties hereto with respect to the subject matter hereof. This Amendment may not be modified or changed in whole or in part in any manner other than by an instrument in writing duly signed by the parties hereto. In the event of any inconsistencies between the provisions of the Original Lease and this Amendment, the provisions of this Amendment shall control.

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12.No Offer. The submission of this Amendment to Tenant does not constitute an offer to amend the Original Lease. This Amendment shall have no force and effect until it is executed and delivered by Tenant to Landlord and executed by Landlord.
13.Counterpart Copies. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but one and the same instrument. Photocopies and electronically scanned or faxed copies of original signature pages, and/or digital or electronic signature pages executed using “DocuSign” or any other method of electronic execution, shall be deemed originals in all respects and binding on the parties. At either party’s request, both parties hereto shall execute and deliver to each other originally-executed conforming duplicates of this Amendment.
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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Deed of Office Lease under seal as of the day and year first hereinabove written.
LANDLORD:
KBSIII 3003 WASHINGTON, LLC,
a Delaware limited liability company
By: /s/ Luke Hamagiwa
Name: Luke Hamagiwa
Title: Senior Vice President
TENANT:
KBS REALTY ADVISORS, LLC,
a Delaware limited liability company
By: /s/ Marc DeLuca
Name: Mark DeLuca
Title: CEO